                                                                    EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 18th day of November, 1996, by and between Fisher Business Systems, Inc., a Georgia corporation (the "Company"), and Paul W. Harrison (hereinafter "Executive");

         WHEREAS, this Agreement is entered into in contemplation with the consummation of that certain Agreement and Plan of Merger and Reorganization, dated as of December 13, 1995, among the Company and AUBIS, L.L.C. and its affiliates ("AUBIS") providing for the acquisition by the Company of two wholly-owned subsidiaries of AUBIS (the "AUBIS Transaction");

         WHEREAS, the Company, recognizing the experience and knowledge of Executive in the healthcare information software industry, and the importance of Executive in the development and future direction of the Company, desires to retain the valuable services and business counsel of Executive, it being in the best interests of the Company to arrange terms of employment for Executive so as to reasonably induce Executive to be employed by the Company for the term hereof and to consummate the AUBIS transactions; and

         WHEREAS, Executive is willing to accept such employment with the Company, in accordance with the terms and conditions hereinafter set forth;

         NOW, THEREFORE, for and in consideration of the mutual premises and covenants herein contained, the parties hereto agree as follows:

         1. EMPLOYMENT. For the Term of Employment, as hereinafter defined, the Company agrees to employ Executive and Executive agrees to accept such employment and to perform such duties and functions as the Boards of Directors of the Company may assign to Executive from time to time, but only administrative and managerial functions commensurate with Executive's past experience and performance level. Unless otherwise agreed to by Executive, he shall perform such duties primarily from the Company's offices in Atlanta, Georgia. Executive agrees to devote his full time and energy to the business of the Company, and shall perform his duties in a trustworthy and businesslike manner, all for the purpose of advancing the interests of the Company. It is hereby expressly agreed among the parties hereto that primary responsibility for the supervision of Executive shall rest with the Board of Directors of the Company, which shall review Executive's performance annually, make upward adjustments to Executive's compensation and award such other bonuses and employee benefits as it shall deem appropriate.

         2. TITLE. Executive shall serve as Chairman of the Board of Directors and Chief Executive Officer of the Company.

         3. TERM OF EMPLOYMENT. The "Term of Employment" referred to in Section 1 hereof and hereinafter shall commence on the date hereof and expire on December 31, 1999, unless otherwise terminated prior thereto in accordance with the terms of this Agreement.

         4. COMPENSATION.

         4.1 Base Salary. During the Term of Employment, Executive shall be paid an annual base salary (hereinafter "Base Salary"), which shall be paid in installments in accordance with the Company's normal pay practices, but not less frequently than monthly. Executive's initial annual Base Salary for the Term of this Agreement shall be $200,000. Executive's annualized Base Salary shall be increased during the Term to $280,000 upon the Company achieving gross revenues for book purposes during any calendar year equal to or greater than $10 million (whether such revenues are internally generated or consolidated revenues reflected as a result of an acquisition). Executive's annualized Base Salary shall again be increased during the term to $360,000 upon the Company achieving gross revenues for book purposes during any calendar year equal to or greater than $15 million and the Company achieving positive Earnings Before Interest and Taxes. Any increase in Base Salary shall commence effective the first day of the month following the successful achievement of the respective targets. The Board of Directors of the Company shall review Executive's Base Salary annually and may increase, but not decrease, such Base Salary for the remainder of the Term of Employment above and beyond as provided for in this Agreement.

         4.2 Incentive Compensation. During the Term of Employment, and in addition to Executive's Base Salary, Executive shall be eligible to receive an annual bonus determined in accordance with the procedure set forth in Exhibit A. Each year the Board of Directors shall establish reasonable objectives for the operations of the Company ("Objectives"). Executive shall receive an annual bonus based on the Company's attainment of the Objectives during the immediately preceding fiscal year in accordance with the terms of Exhibit A.

         4.3 Stock Options. In addition to any additional benefits as provided in Section 4.4 hereof, as an incentive for successful management of the Company by Executive, the Board of Directors may, in its discretion, grant to Executive the right to purchase shares of the common stock of the Company at a price determined by the Board of Directors on the date of grant. Such options shall be issued on such terms and conditions as are determined reasonable by the Board of Directors of the Company.

         4.4 Additional Benefits. During the Term of Employment, Executive shall have the right to participate in any and all employee benefit programs established and maintained by the Company from time to time including, without limitation, such medical or dental plans as may be established from time to time by the Company. Executive shall be entitled to participate in any qualified or unqualified stock option, pension, profit sharing or other employee benefit plan adopted by the Company or its affiliates hereinafter and covering officers of the Company generally. Throughout the Term of Employment, Executive shall also be entitled to reimbursement for reasonable business expenses incurred by him in the performance of his duties hereunder. In addition, the Company shall provide Executive, at the Company's expense, (i) medical insurance coverage for Executive and his family, and (ii) a monthly automobile allowance plus reasonable expenses related thereto.

         4.5 Vacation. Executive shall be entitled to six (6) weeks annual vacation leave, with pay but with no accrual of vacation time from year to year. Vacation shall be scheduled at reasonable times not in conflict with Executive's duties hereunder.

         5. ILLNESS, INCAPACITY OR DEATH DURING EMPLOYMENT.

                  (a) If by reason of illness or incapacity, Executive is unable to perform his services or discharge his duties hereunder for sixty (60) or more consecutive days or ninety (90) days in the aggregate during any twelve (12) month period, Executive and the Company agree that Executive shall have demonstrated an inability to perform an essential function of his job responsibilities. Accordingly, upon ten (10) days' prior notice, the Company may, in its sole discretion, either suspend Executive without pay of any kind, salary or bonus, until Executive is able to perform his services and discharge his duties hereunder or terminate the employment of Executive, and thereupon, Executive shall be paid his Base Salary from the date of termination through the 10-day notice period.

                  (b) In the event of Executive's death, all obligations of the Company under this Agreement shall terminate other than the payment of that portion of the Base Salary and incentive compensation, if any, earned by Executive to the date of death.

         6. TERMINATION.

         6.1 For Cause. This Agreement may be terminated by the Board of Directors of the Company immediately and without further obligation than for monies already paid or accrued through the effective date of such termination, for any of the following reasons:

                  (a) inattention to or substandard performance of the services required of Executive hereunder;

                  (b) failure of Executive to follow reasonable written instructions or policies of the Boards of Directors;

                  (c) gross negligence or willful misconduct of Executive materially damaging to the business of the Company during the Term of Employment, or at any time while he was employed by the Company prior to the Term of Employment as defined herein, if not disclosed to the Company prior to the commencement of the Term of Employment;

                  (d) conviction of Executive during the Term of Employment of a crime involving breach of trust or moral turpitude; or

                  (e) engaging in any act or activity prohibited under the terms of this Agreement.

         In the event that the Company discharges Executive alleging "cause" under this Section 6.1 and it is subsequently determined judicially that the termination was "without cause," then such discharge shall be deemed a discharge without cause subject to the provisions of Section 6.2 hereof. In the event that the Company discharges Executive alleging "cause" under this Section 6.1, such notice of discharge shall be accompanied by a written and specific description of the circumstances alleging such "cause."

         6.2 Without Cause. The Company may, upon thirty (30) days' written notice to Executive, terminate this Agreement without cause at any time during the Term of Employment. In such event, the Company shall pay Executive, as liquidated damages in lieu of all other claims, the greater of one year's annual Base Salary of Executive on the date of termination or an amount equal to the Base Salary which would otherwise be payable to Executive for the remaining Term of Employment plus the cost for one year of all additional benefits provided to Executive pursuant to Section 4.4 hereof. The amount of such payment shall be subject to adjustment as provided in Section 6.4 hereof. Any such payment shall, at the option of the Company, be made either in equal monthly installments over the greater of twelve months or the remaining Term of Employment or in a lump sum cash payment on the date of termination at a discounted present value of 8% per year.

         6.3 By Executive. Executive may, upon thirty (30) days' written notice to the Company, terminate this Agreement if, at any time during the Term of Employment, the duties, responsibilities and powers of Executive shall be significantly reduced or diminished in such a way as to be inconsistent with the status of Executive as an executive officer of the Company and a recognized leader in the healthcare information software industry. In such event, the Company shall pay Executive, as liquidated damages in lieu of all other claims, the greater of one year's annual Base Salary of Executive on the date of termination or an amount equal to the Base Salary which would otherwise be payable to Executive for the remaining Term of Employment plus the cost for one year of all additional benefits provided to Executive pursuant to Section 4.4 hereof. The amount of such payment shall be subject to adjustment as provided in
Section 6.4 hereof. Any such payment shall, at the option of the Company, be made either in equal monthly installments over the greater of twelve months or the remaining Term of Employment or in a lump sum cash payment on the date of termination at a discounted present value of 8% per year.

         6.4 Change in Control.

                  (a) In the event of a "change in control" of the Company, Executive shall be entitled, for a period of one (1) year from the date of closing of the transaction effecting such change in control and at his election, to give written notice to the Company of termination of this Agreement and to receive an amount equal to three times the annual Base Salary of Executive on the date of termination, plus the cost for one year of all additional benefits provided to Executive pursuant to Section 4.4 hereof. Any such payment shall, at the option of the Company, be made either in equal monthly installments over three years or in a lump sum cash payment on the date of termination at a discounted present value of 8% per year.

                  (b) For purposes of this Section 6.4, "change in control" of the Company shall mean:

                           (i) Any transaction occurring after the closing of the AUBIS Transaction and the acquisition of HALIS Software, Inc., whether by merger, consolidation, asset sale, tender offer, reverse stock split or otherwise, which results in the acquisition or beneficial ownership (as such term is defined under rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) by any person or entity or any group of persons or entities acting in concert, of 25% or more of the outstanding shares of the common stock of the Company;

                           (ii) The sale of all or substantially all of the assets of the Company; or

                           (iii) The liquidation of the Company, other than in respect to a proceeding under federal bankruptcy or insolvency laws.

         6.5 Executive's Obligations Upon Termination. Upon the termination of his employment hereunder for whatever reason, Executive shall:

                           (a) Forthwith tender his resignation from any office
he may hold in the Company; and

                           (b) Not at any time represent himself still to be
connected or to have any connection with the Company.

         6.6 Effect of Termination. The provisions contained in Sections 7 and 8 of this Agreement shall survive the termination of this Agreement and the termination of Executive's employment with the Company to the extent required to give full effect to the covenants and agreements contained herein.

         7. CONFIDENTIALITY.

                           (a) Subject to Section 7(b) below, Executive agrees
that, during the term of this Agreement, Executive will hold in a fiduciary capacity for the benefit of the Company, and after the termination of this Agreement, Executive shall not directly or indirectly use or disclose, except as authorized by the Company in connection with the performance of Executive's duties, any Confidential Information, as defined hereinafter, that Executive may have or acquire (whether or not developed or compiled by Executive and whether or not Executive has been authorized to have access to such Confidential Information) during the term of this Agreement. The term "Confidential Information" as used in this Agreement shall mean and include any information, data and know-how relating to the business of the Company or its affiliates that is disclosed to Executive by the Company or its affiliates or known by him as a result of his relationship with the Company and not generally within the public domain (whether constituting a trade secret or not), including without limitation, the following information:

                  (i) financial information, such as the Company's or its affiliates' earnings, assets, debts, prices, fee structure, volumes of purchases or sales or other financial data, whether relating to the Company or their affiliates generally, or to particular products, services, geographic areas or time periods;

                  (ii) supply and service information, such as information concerning the goods and services utilized or purchased by the Company or its affiliates, the names or addresses of suppliers, terms of supply or service contracts, or of particular transactions, or related information about potential suppliers, to the extent that such information is not generally known to the public, and to the extent that the combination of suppliers or use of a particular supplier, though generally known or available, yields advantages to the Company or its affiliates the details of which are not generally known;

                  (iii) marketing information, such as details about ongoing or proposed marketing programs or agreements by or on behalf of the Company or its affiliates, marketing forecasts or results of marketing efforts or information about impending transactions;

                  (iv) personnel information relating to the Company or its affiliates, such as employees' personal or medical histories, compensation or other terms of employment, actual or proposed promotions, hiring, resignations, disciplinary actions, terminations or reasons therefor, training methods, performance or other employee information;

                  (v) customer information relating to the Company or its affiliates, such as any compilation of past, existing or prospective customers, customer proposals or agreements between customers and the Company or its affiliates, status of customer accounts or credit, or related information about actual or prospective customers; and

                  (vi) information with respect to any corporate affairs that the Company or its affiliates agreed to treat as confidential.

The term "Confidential Information" does not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right of the Company or the client to which such information pertains.

                  (b) The covenants contained in this Section 7 shall survive the termination of Executive's employment with the Company for any reason for a period of two (2) years; provided, however, that with respect to those items of Confidential Information which constitute trade secrets under applicable law, Executive's obligations of confidentiality and non-disclosure as set forth in this Section 7 shall continue to survive after said two (2) year period to the greatest extent permitted by applicable law. These rights of the Company are in addition to those rights the Company has under the common law or applicable statutes for the protection of trade secrets.

         8. NON-COMPETITION.

                  (a) Executive acknowledges that he will perform services hereunder which directly affect the Company's business presently conducted within the territory comprised of any area located within the continental United States (the "Territory"). Accordingly, the parties hereto deem it necessary to enter into the protective agreement set forth below, the terms and conditions of which have been negotiated by and between the parties hereto.

                  (b) Executive agrees with the Company that for so long as he is employed by the Company hereunder, and for a period of one (1) year after the termination date of his employment hereunder (provided that the reason for such termination is for cause, because of voluntary termination by him or because of the expiration of this Agreement), Executive shall not, without the prior written consent of the Company, within the geographical limits of the Territory, either directly or indirectly engage in, or perform managerial or executive services of the same type performed or to be performed by Executive pursuant to this Agreement for, any business or organization that engages in the sale or distribution of healthcare information software or services of the type offered or provided by the Company if the Company or its affiliates or successors are then engaged in the business of the sale or distribution of healthcare information software or services in the Territory; provided, however, that nothing contained in this Section 8(b) shall prohibit Executive following the termination of this Agreement from performing sales functions or sales responsibilities of a non-managerial or executive nature for a business or organization that engages in the sale or distribution of healthcare information software or services of the type offered or provided by the Company, so long as Executive does not thereby breach his obligations under Section 8(c) of this Agreement.

                  (c) Executive agrees that he will not take any customer lists of the Company after leaving his employ and that he will, for so long as he is employed by the Company hereunder, and for a period of one (1) year after the termination date of his employment hereunder (provided that the reason for such termination is for cause, because of voluntary termination by him other than pursuant to Section 6.3 hereof or because of the expiration of this Agreement), refrain from soliciting or attempting to solicit directly or indirectly or by assisting others, any business from any of the Company's customers, including actively sought prospective customers, with whom Executive had material contact during his employment for purposes of providing products or services that are similar to or competitive with those provided by the Company, namely healthcare information systems and support services of the type offered or provided by the Company.

                  (d) Executive agrees with the Company that for so long as he is employed by the Company hereunder, and for a period of one (1) year after the termination date of his employment hereunder (provided that the reason for such termination is for cause, because of voluntary termination by him because of the expiration of this Agreement), refrain from recruiting or hiring, or attempting to recruit or hire, directly or by assisting others, any employee of the Company who is employed by the Company or any successor or affiliates of the Company if the Company or its successor or affiliates is then engaged in the business of the sale and distribution of healthcare information systems and support services of the type offered or provided by the Company.

                  (e) The covenants of Executive set forth in this Section 8 are separate and independent covenants for which valuable consideration has been paid, the receipt, adequacy and sufficiency of which are acknowledged by Executive, and have also been made by Executive to induce the Company to enter into this Agreement. The aforesaid covenants may be availed of or relied upon by the Company in any court of competent jurisdiction, and shall form the basis of injunctive relief and damages including expenses of litigation (including but not limited to reasonable attorney's fees) suffered by the Company arising out of any breach of the aforesaid covenants by Executive. The covenants of Executive set forth in this Section 8 are cumulative to all other covenants of Executive in favor of the Company contained in this Agreement and shall survive the termination of this Agreement for the purposes intended. Should any covenant, term or condition contained in this Section 8 become or be declared invalid or unenforceable by a court of competent jurisdiction, then the parties request that such court judicially modify such unenforceable provision consistent with the intent of Section 8 so that it shall be enforceable as modified, and in any event the invalidity of any provision of Section 8 shall not affect the validity of any other provision in Section 8 or elsewhere in this Agreement.

         9. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto regarding employment of Executive, and supersedes and replaces any prior agreement relating thereto.

         10. ASSIGNMENT. Neither of the parties hereto may assign this Agreement without the prior written consent of the other party hereto.

         11. SEVERABILITY. Each section and subsection of this Agreement constitutes a separate and distinct understanding, covenant and provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

         12. GOVERNING LAW. This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Georgia.

         13. RIGHTS OF THIRD PARTIES. Nothing herein, expressed or implied, is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

         14. AMENDMENT. This Agreement may not be amended orally but only by an instrument in writing duly executed by the parties hereto.

         15. NOTICES. Any notice or other document or communication permitted or required to be given to Executive pursuant to the terms hereof shall be deemed given if personally delivered to Executive or sent to him, postage prepaid, by registered or certified mail, at P.O. Box 53454, Atlanta, Georgia 30355, or any such other address as Executive shall have notified the Company in writing. Any notice or other document or other communication permitted or required to be given to the Company pursuant to the terms hereof shall be deemed given if personally delivered or sent to the Company, postage prepaid, by registered or certified mail, at 1950 Spectrum Circle, Suite 400, Marietta, Georgia 30067, or at such other address as the Company shall have notified Executive in writing.

         16. WAIVER. The waiver by either party hereto of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision of this Agreement by the breaching party.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                    FISHER BUSINESS SYSTEMS, INC.

                                    By: /s/ Larry Fisher
                                       -----------------------------------------
                                       Larry Fisher, President


                                    EXECUTIVE

                                     /s/ Paul W. Harrison                 (SEAL)
                                    --------------------------------------
                                    PAUL W. HARRISON

                                    EXHIBIT A


                             INCENTIVE COMPENSATION


(To be mutually agreed upon by Executive and Company and approved by the Company's Board of Directors within 30 days after the date hereof or this Agreement shall, at the option of Executive, be void ab initio)

                        AMENDMENT TO EMPLOYMENT AGREEMENT

         THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") is made and entered into as of the 3rd day of January, 1997, by and between HALIS, Inc. (f/k/a Fisher Business Systems, Inc.), a Georgia corporation (the "Company"), and Paul W. Harrison ("Executive").

         WHEREAS, the Company and Executive have heretofore entered into that certain Employment Agreement, dated as of November 18, 1996 (the "Employment Agreement"); and

         WHEREAS, the Company and Executive desire to amend the Employment Agreement as hereinafter provided;

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

         1. Amendment to Section 4.1. Section 4.1 of the Employment Agreement is hereby amended by deleting the words "$15 million" in the fourth sentence thereof and inserting in their place the following: $25 million.

         2. Employment Agreement to Remain in Effect. Except as expressly amended hereby, the Employment Agreement shall continue in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused the Amendment to be duly executed and delivered as of the day and year first above written.

                                    HALIS, Inc.



                                    By: /s/ Larry Fisher
                                       -----------------------------------------
                                       Larry Fisher, President

                                    EXECUTIVE:



                                     /s/ Paul W. Harrison                 (SEAL)
                                    --------------------------------------------
                                    Paul W. Harrison